Exhibit 99.1

Investor Contact:

Bruce R. Foster, CFO

Asta Funding, Inc.

(201) 567-5648

Asta Funding Announces Results for

The First Quarter Ended December 31, 2016

●	$10.5 million in total revenue, and $0.7 million in net loss attributable to Asta Funding for the quarter ended December 31, 2016
●	$71.1 million in cash and securities as of December 31, 2016
●	$91.5 million investment in Structured Settlements and $47.9 million investment in Personal Injury Claims
●	Company launches self-tender offer for up to 5,314,009 shares of its common stock pursuant to Settlement Agreement with Mangrove Partners Master Fund
●	Company commenced operation in new Personal Injury Claims Company, Simia Capital, LLC in January 2017

ENGLEWOOD CLIFFS, N.J., February 9, 2017 – Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a diversified financial services company, today announced results for the first quarter ended December 31, 2016.

"We made some significant strides during the quarter, some of which negatively impacted the Company's first quarter financial results. First and foremost, we commenced the Company's self-tender offer on January 19, 2017, pursuant to our settlement agreement with Mangrove. The negotiation and execution thereof resulted in significant non-recurring professional fees with attorneys and other third-party professionals being incurred in the first quarter of 2017. Additionally, we organized and setup the infrastructure for our new wholly-owned subsidiary, Simia Capital, LLC, which commenced operations the beginning of January 2017. A significant amount of management's time and efforts were spent dealing with these two important issues for the Company," said Gary A. Stern, Chairman, and Chief Executive Officer.

Mr. Stern continued, “I am optimistic that the actions we've taken over the last several months will lead to long-term performance improvements. We remain focused on executing our strategy, creating a strong foundation for the future and creating value for our shareholders.”

First Quarter 2017 Results

For the three months ended December 31, 2016, net loss attributable to Asta Funding, Inc. was $(0.7) million, or $(0.06) per diluted share, as compared to net income attributable to Asta Funding, Inc. of $1.8 million, or $0.15 per diluted share for the three months ended December 31, 2015.

For the three months ended December 31, 2016, net loss was $(0.6) million as compared to net income of $2.3 million for the three months ended December 31, 2015.

Total revenues for the three months ended December 31, 2016 decreased $(1.3) million to $10.5 million, compared to $11.8 million for the three months ended December 31, 2015. Total revenue included in the three months ended December 31, 2016 is approximately $3.5 million in total revenue from CBC Settlement Funding, LLC on structured settlements, as compared to $2.9 million for the three months ended December 31, 2015. Also included in total revenues for the three months ended December 31, 2016 is approximately $2.3 million from Pegasus Funding, LLC ("Pegasus"), the joint venture in the personal injury finance industry, as compared to $3.1 million for the three months ended December 31, 2015. Disability fee income for the three months ended December 31, 2016, was up by $0.7 million to $1.4 million as compared to $0.7 million for the three months ended December 31, 2015.

Finance income from the distressed receivable business was down by approximately $1.8 million to $3.3 million for the three months ended December 31, 2016, as compared to $5.1 million for the three months ended December 31, 2015.

General and administrative expenses were $10.9 million for the three months ended December 31, 2016, as compared to $8.2 million for the three months ended December 31, 2015. The increase for the three months ended December 31, 2016 was primarily attributable to an increase in professional fees, related to the Mangrove matter and increased bad debt expense related to Pegasus.

Interest expense was $1.0 million for the three months ended December 31, 2016 as compared to $0.7 million for the three months ended December 31, 2015.

Balance Sheet Review

As of December 31, 2017 the Company had approximately $71.1 million in cash and cash equivalents, $179.7 million in stockholders' equity, and a net book value per share of $15.13. At December 31, 2016, the Company had an invested balance of $91.5 million in structured settlements and $47.9 million in personal injury claims.

Other Matters

On January 19, 2017 the Company commenced a self-tender offer to purchase for cash up to 5,314,009 shares of its common stock at a purchase price of $10.35 per share, less applicable withholding taxes and without interest. The NASDAQ closing price of Asta's common stock on January 18, 2017, was $10.20 per share.

The tender offer will expire on February 15, 2017, at 11:59 p.m., New York City time, unless the tender offer is extended or withdrawn by the Company. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case in accordance with the procedures described in the tender offer materials that are being distributed to stockholders.

As previously disclosed the Company formed Simia Capital, LLC (“Simia”) in November 2016, a 100% owned subsidiary. Simia commenced funding personal injury settlement claims in the second quarter of 2017. Simia was formed in response to the Company’s decision not to renew its joint venture with Pegasus Legal Funding, LLC, which expired at the end of December 2016. Pegasus will continue to remain in operation to collect its current portfolio of advances, but will not fund any new advances after December 28, 2016. Simia is operated by a new management team, with significant experience in the personal injury funding business.

Investor Call Information

A conference call for investors to hear and discuss results for the first quarter ended December 31, 2016 will be held on Thursday, February 9, 2017 at 9:00 am EDT.

Toll-free dial-in number (U.S. and Canada):
(844) 281-7827

International dial-in number:
(478) 219-0008

Conference ID #:

67477370

Phone Replay:

Toll-Free #: (800) 585-8367

Toll #: (404) 537-3406

Conference ID #: 67477370

Recording will be available for replay two hours after the call's completion through 11:59 pm, EST on 2/15/17.

About Asta

Asta Funding, Inc. (NASDAQ:ASFI), headquartered in Englewood Cliffs, New Jersey, is a diversified financial services company that assists consumers and serves investors through the strategic management of four complementary business segments: Personal Injury Claims, Structured Settlements, Consumer Debt and Disability Advocacy.

Founded in 1994 as a sub-prime auto lender, Asta now manages business units that include funding of personal injury claims through its 80 percent owned subsidiary, Pegasus Funding LLC, and starting on January 2, 2017, through its wholly owned subsidiary, Simia Capital, LLC; structured settlements through its wholly owned subsidiary, CBC Settlement Funding LLC; acquiring and managing international distressed consumer receivables through its wholly owned subsidiary, Palisades Acquisitions LLC; and benefits advocacy through its wholly owned subsidiary, GAR Disability Advocates, LLC. For additional information, please visit our website at http://www.astafunding.com.

Forward-Looking Statements

All statements in this news release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor's willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2016 and other filings with the Securities and Exchange Commission . All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(rounded to the nearest thousands, except share data)

	(Unaudited)
	December 31, 2016	September 30, 2016
ASSETS
Cash and cash equivalents	$16,041,000	$18,526,000
Available for sale investments	55,045,000	56,764,000
Consumer receivables acquired for liquidation (at net realizable value)	11,884,000	14,320,000
Structured settlements	91,505,000	85,708,000
Investment in personal injury claims, net	47,875,000	48,289,000
Other investments, net	3,354,000	3,590,000
Due from third party collection agencies and attorneys	937,000	1,005,000
Prepaid and income taxes receivable	4,358,000	880,000
Furniture and equipment, net	219,000	243,000
Deferred income taxes	16,476,000	15,530,000
Goodwill	2,770,000	2,770,000
Other assets	8,441,000	8,423,000
Total assets	$258,905,000	$256,048,000
LIABILITIES
Other debt – CBC (including non-recourse notes payable of $56.3 million at December 31, 2016 and $57.3 million at September 30, 2016)	$71,566,000	$67,435,000
Other liabilities	7,629,000	5,974,000
Income taxes payable	—	493,000
Total liabilities	79,195,000	73,902,000
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none	—	—
Common stock, $.01 par value, authorized 30,000,000 shares; issued 13,336,508 at December 31, 2016 and September 30, 2016; and outstanding 11,876,224 at December 31, 2016 and September 30, 2016	133,000	133,000
Additional paid-in capital	67,020,000	67,026,000
Retained earnings	127,814,000	128,471,000
Accumulated other comprehensive (loss) income	(1,528,000)	86,000
Treasury stock (at cost) 1,460,284 shares at December 31, 2016 and September 30, 2016	(12,925,000)	(12,925,000)
Non-controlling interest	(804,000)	(645,000)
Total stockholders’ equity	179,710,000	182,146,000
Total liabilities and stockholders’ equity	$258,905,000	$256,048,000

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

 (Unaudited)

(rounded to the nearest thousands, except share data)

	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015
Revenues:
Finance income, net	$3,298,000	$5,142,000
Personal injury claims income	2,302,000	3,085,000
Unrealized gain on structured settlements	1,598,000	1,527,000
Interest income on structured settlements	1,901,000	1,407,000
Disability fee income	1,354,000	659,000
Total revenues	10,453,000	11,820,000
Other income — includes ($45,000) and ($31,000) during the three month periods ended December 31, 2016 and 2015, respectively, of accumulated other comprehensive income reclassification for unrealized net (losses) / gains on available for sale securities	466,000	515,000
	10,919,000	12,335,000
Expenses:
General and administrative	10,931,000	8,239,000
Interest	976,000	728,000
	11,907,000	8,967,000
(Loss) income before income tax	(988,000)	3,368,000
Income tax expense — includes tax benefit of $18,000 and $11,000 during the three month periods ended December 31, 2016 and 2015, respectively, of accumulated other comprehensive income reclassifications for unrealized net (losses) / gains on available for sale securities	(352,000)	1,033,000
Net (loss) income	(636,000)	2,335,000
Less: net income attributable to non-controlling interests	21,000	529,000
Net (loss) income attributable to Asta Funding, Inc.	$(657,000)	$1,806,000
Net (loss) income per share attributable to Asta Funding, Inc.:
Basic	$(0.06)	$0.15
Diluted	$(0.06)	$0.15
Weighted average number of common shares outstanding:
Basic	11,876,224	12,155,421
Diluted	11,876,224	12,431,886